Exhibit 10.13

FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT (“Agreement”) is made and entered into on this 28th day of November, 2006 , by and among HFG International, Limited, Smarthigh Holdings Limited (“Smarthigh”) and Powersmart Holdings Limited (“Powersmart”).

W I T N E S S E T H:

WHEREAS, Smarthigh and Powersmart are corporations organized under the laws of the British Virgin Islands and intend to effect a transaction whereby each will become a wholly owned subsidiary of a to be formed holding company (“Holdco”) also organized under the laws of the British Virgin Islands. HFG intends to provide services to Smarthigh, Powersmart and Holdco and as such all references in this Agreement to the “Company” shall be deemed to mean Smarthigh, Powersmart and Holdco, collectively; and

WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Financing, the Restructuring, the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged;

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1.

Retention.  As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company’s exclusive financial advisor during the term of this Agreement.  The Company acknowledges that HFG shall have the right to engage third parties with the Company’s permission to assist it in its efforts to satisfy its obligations hereunder, with the cost of engaging such third parties being borne by HFG.  In its capacity as a financial advisor to the Company, HFG will:

A.

Restructuring and Going Public Transaction.

(i)

consult on the implementation of a new or review an existing restructuring plan (the “Restructuring”) resulting in an organizational structure that will allow the Company to complete the Going Public Transaction;

(ii)

assist the Company in evaluating the manner of effecting a going public transaction with a public shell corporation (“Pubco”) domiciled in the United States of America and quoted on the “OTC BB” (a “Going Public Transaction”) resulting in HFG, its affiliates, and the minority shareholders of Pubco retaining control of seven and a half percent (7.5%) of all the issued and outstanding common capital stock of Pubco following consummation of the Financing and the Going Public Transaction.  The Company acknowledges that it has presented HFG with financial projections (the “Projections”) indicating that the Company will report consolidated net income, before expenses relating to Going to Public Transaction, of approximately $4.5million USD for fiscal 2006 (the “Projected NI”). The Company agrees that in the event it fails to meet the Projected NI and the Going Public Transaction has not been closed prior to delivery of the Company’s audited financial statements for fiscal 2006, HFG shall have the right, in its sole discretion, to renegotiate the terms of this FAA and the Financing Agreement, as hereinafter defined.

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(iii)

assist the Company in a capital raising transaction (a “Financing”) as permitted by applicable law and in accordance with the terms of that certain Financing Agreement (the “Financing Agreement”) attached hereto as Exhibit “A”.

B.

Post Transaction Period

Upon consummation of the Going Public Transaction, HFG agrees to:

(i)

coordinate and supervise a training program for the purpose of facilitating new management’s operation of Pubco;

(ii)

if necessary, facilitate the preparation of an information statement to be filed with the SEC to change Pubco’s name and to in turn assist in obtaining a new CUSIP number and stock symbol for Pubco;

(iii)

assist in developing and implementing Pubco’s investor relations efforts, which shall include (a) establishing a program for communicating with brokerage professionals, investment bankers and market makers; (b) creating a complete investor relations strategy to be implemented in English and Chinese; and (c) assisting in the preparation and dissemination of press releases (the Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by Pubco will be the sole responsibility of Pubco);

(iv)

provide assistance and guidance in the preparation and assembly of application materials for the listing of Pubco’s common stock on a national exchange or quotation medium that shall  necessarily be limited to the American Stock Exchange or the NASDAQ Stock Market; and

(v)

provide Pubco with such additional financial advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.

2.

Authorization.  Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its exclusive consultant during the Authorization Period (as hereinafter defined).  HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as agent of either the Company, affiliates of the Company resulting from the Restructuring, or Pubco.

In addition, except in the event of an act constituting either willful misconduct or gross negligence on the part of HFG, the Company agrees that it will not hold HFG responsible in the event that either the Restructuring, the Financing or the Going Public Transaction is not consummated, nor shall it hold HFG liable for any damages suffered by the Company as a result of the Company’s inability to consummate either the Restructuring, the Financing or the Going Public Transaction.  It is expressly acknowledged by the Company that HFG shall not render legal or accounting advice in connection with the services to be provided herein. HFG shall have the right to recommend the legal and accounting professionals for the transactions contemplated herein.

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3.

Authorization Period.  HFG’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) on the first to occur of the following: (a) four months from the Effective Date if the Going Public Transaction has not been consummated; (b) either party exercises there right of termination under Section 5. hereof, (c) the Company’s breach of its covenants set forth in Section 6. hereof, or (d) 24 months from the Effective Date.  This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing.  Except as to certain obligations of the Company under Section 4. hereof, this Agreement shall also terminate immediately upon the mutual decision of the parties not to move forward with the Restructuring, the Financing or the Going Public Transaction.

4.

Fees and Expenses.  In consideration for the services to be provided by HFG under the terms of this Agreement, HFG shall be entitled to a fee of US$ 450,000 (the “Fee”). The Fee shall be immediately payable upon the closing date of the Going Public Transaction, via wire transferred funds.

In addition, the Company shall reimburse HFG for all documented travel and lodging expenses incurred by HFG personnel during the term of this Agreement. Prior to any incurrence of related expenses, HFG shall seek the Company’s permission. Costs for first class air travel shall not be reimbursed. Reimbursement is to be made within 10 days of receipt of a written request for reimbursement submitted to the Company.

5.

Due Diligence and Auditabilty.  HFG shall have the right to perform a due diligence investigation of the Company that demonstrates to HFG’s sole satisfaction that the Company is a suitable candidate for the Going Public Transaction, which due diligence investigation shall include consultation with the Company’s independent audit firm regarding the auditablity of the Company in accordance with US GAAP.

 To cover costs and expenses associated with its diligence efforts, HFG shall be paid a fee of $30,000 (the “Diligence Fee”). Within 7 working days of the execution of this Agreement, the Company shall pay $10,000 of the Diligence Fee. Upon the delivery of the final due diligence report and HFG’s confirmation that it wishes to move forward with the transactions contemplated herein, the Company shall pay to the HFG the $20,000 balance of the Diligence Fee. All the payments shall be transferred into RMB according to the exchange rate on the payment date.

HFG shall have the right to terminate this Agreement in the event it determines that there exists a material and non-curable due diligence matter. The Company shall also have the right to perform a due diligence investigation of Pubco.

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6.

Representations and Covenants.  The Company represents and covenants that it will complete both the Financing and the Going Public Transaction if subscriptions equaling the minimum amount of the offering contemplated by the Financing Agreement are received.

The Company acknowledges that the closing of a Going Public Transaction will be contingent upon the Company’s commitment to ensure that Pubco files on the closing date of the Going Public Transaction a registration statement with the U.S. Securities and Exchange Commission for the purpose of registering for resale the shares of Pubco’s common stock held by HFG, its affiliates or assigns.

7.

Indemnification.  The parties hereto shall indemnify each other to the extent provided for in this paragraph.  Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement.  In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct

8.

Governing Law.  This Agreement shall be governed by the laws of Hong Kong. It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy.  If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the dispute shall be resolved in accordance with the provisions of the Chinese version.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

HFG International, Limited

By: /s/Timothy P. Halter-
Timothy P. Halter,
Its: President

Smarthigh:

Smarthigh Holdings Limited

By:/s/ShunqingZhang
Shunqing Zhang
Its: President

Powersmart:

Powersmart Holdings Limited

By:/s/Shunqing Zhang
Shunqing Zhang
Its: President

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